Contact:          Robert J. Elfanbaum
                  Chief Financial Officer
                  (314) 298-7330
                                                         FOR IMMEDIATE RELEASE


                         AGRI-NUTRITION GROUP AND VIRBAC
                  COMPLETE MERGER, WILL INITIATE STOCK TENDER

MARYLAND HEIGHTS, Missouri (March 5, 1999) -- Agri-Nutrition Group Limited (Nasdaq/NM:AGNU) today announced the closing of its merger with Virbac, Inc. (Virbac), the U.S. subsidiary of Virbac S.A. (VBSA), a French veterinary pharmaceutical manufacturer, forming a new company, Virbac Corporation, which will begin trading March 8, 1999, on the Nasdaq National Market under the symbol VBAC. The merger was approved by shareholders of Agri-Nutrition Group at its annual meeting on March 1, 1999. Within the next two weeks, a public tender for approximately 10% of the Company's currently outstanding Common Stock at $3.00 per share will be initiated. If the closing price of the Common Stock has not reached $3.00 for 40 consecutive trading days within two years after the merger, the Company will conduct a second tender offer for an additional 15% of the shares currently outstanding, also at $3.00 per share.

         Pascal Boissy, president of VBSA, will serve as chairman of the board of the Fort Worth, Texas-based Virbac Corporation; Brian A. Crook, D.V.M., former chief executive officer of Virbac, will serve as chief executive officer; Bruce G. Baker, former president and chief executive officer of Agri-Nutrition Group Limited, will serve as executive vice president; and Robert J. Elfanbaum, chief financial officer of Agri-Nutrition Group, will continue to serve as chief financial officer. Both Dr. Crook and Mr. Baker hold seats on the combined company's Board of Directors as do Mr. Alec Poitevint, former chairman of Agri-Nutrition Group, and Dr. Pierre Pages, executive vice president of VBSA.

         Commenting on the merger, Dr. Crook stated, "We are pleased to have completed this transaction which we believe will bring value to the shareholders and customers of both companies. The combined management team will immediately begin the integration of the two companies and will also aggressively seek acquisition and alignment candidates in support of our core business to deliver continually improving value to those shareholders and customers."

         Mr. Baker added, "Now that the combination has been completed, we look forward to the synergies and economies of scale created through this transaction. As a company with sales of $50 million, Virbac Corporation has the critical mass, financial strength and skills necessary to take advantage of opportunities in the rapidly consolidating companion animal industry."

         Virbac Corporation (Nasdaq/NM:VBAC), located in Fort Worth, Texas, is a companion animal health company formed through the merger of Virbac, Inc., a subsidiary of the $241 million revenue French public animal health company, Virbac, S.A. (Second Marche/SICOVAM:3157), and Agri-Nutrition Group Limited. Virbac Corporation is a leader in health care products and services for pets and companion animals and serves its clients from operations in Fort Worth, Texas; St. Louis, Missouri; Los Angeles, California; and Chicago, Illinois; as well as a sales and distribution center in the United Kingdom.

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